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                                                                     EXHIBIT 2.2

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     This AMENDMENT TO AGREEMENT AND PLAN OF MERGER is made this   day of
October, 1996 by and between METROCALL, INC., a Delaware corporation ("MC") and A+ NETWORK, INC., a Tennessee corporation ("AN").

     WHEREAS, MC and AN entered into a certain AGREEMENT AND PLAN OF MERGER dated as of May 16, 1996 (the "Merger Agreement"); and


     WHEREAS, MC and AN have agreed to amend Section 1.2 of the Merger Agreement to allow MC to request that certain persons be elected to the Board of Directors of AN; and


     WHEREAS, MC and AN have agreed to amend certain terms of the Variable Common Rights issued as part of the Merger Consideration;

     NOW, THEREFORE, in consideration of the foregoing and the respective agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. Definitions. Unless otherwise defined herein or unless the context otherwise requires, capitalized terms used in this Amendment shall have the meanings ascribed to them in the Merger Agreement.

     2. Amendment of Merger Agreement.

          (a) Section 1.2 of the Merger Agreement is hereby amended by adding the following subsection (e):

             If requested by MC, AN shall, after receipt of a Final Regulatory Order from the FCC permitting the Merger to be consummated, and before acquisition of a majority of the shares of AN Common Stock or consummation of the Merger, request that its Board of Directors, at a meeting duly called and held, approve by a vote of at least 66 2/3% of the members of the AN Board of Directors who were directors on October 24, 1995 (or whose nomination for election was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at such date or whose election or nomination for election was previously so approved) the election of the persons identified in Annex B as directors of AN effective immediately prior to the closing of the Merger and that it amend AN's Bylaws as necessary to permit the foregoing changes in its Board of Directors. AN will supply MC with a certificate of vote attesting to the foregoing. AN agrees to use its best efforts to cause the election of such persons to the Board of Directors of AN and the bylaw amendment as set forth in the preceding sentence; provided that neither AN nor any of its directors shall be obligated to effect a change in AN's Board of Directors and it shall not be a condition of the Merger that any change be effected.

          (b) Section 4.1(d) of the Merger Agreement is hereby amended by deleting ", (i)" in the first line thereof and by inserting a "." prior to the semicolon and deleting the remainder to the subsection.


          (c) Annex C to the Merger Agreement is hereby amended to read in its entirety as Annex C attached hereto.


     3. Effect of Amendment. All of the terms and provisions of the Merger Agreement, other than as amended hereby, are hereby confirmed and remain in full force and effect as of the date of this Amendment.
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     4. Miscellaneous.

          (a) Subject to applicable law, this Amendment may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of AN contemplated by the Merger Agreement, by written agreement of the parties hereto, at any time prior to the Closing Date with respect to any of the terms contained herein.

          (b) This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          (c) This Agreement shall be governed and construed in accordance with the law of the State of Delaware without giving effect to principles of conflicts of law thereof.

     IN WITNESS WHEREOF, MC and AN have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          METROCALL, INC.


                                          By:  /s/ VINCENT D. KELLY


                                             -----------------------------------

                                          Name: Vincent D. Kelly
                                          Title: Vice President


                                          A+ NETWORK, INC.


                                          By:  /s/ ELLIOTT H. SINGER


                                             -----------------------------------

                                          Name: Elliott H. Singer
                                          Title: Chairman

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                                                                         ANNEX C

           PRINCIPAL TERMS OF INDEXED VARIABLE COMMON RIGHTS ("VCRS")

ISSUER.....................  Metrocall, Inc. ("MC")

PAYMENT AT MATURITY........  Following the maturity of a VCR, the holder of such
                             VCR (the "VCR Holder") shall have the right to receive the amount, if any, by which the Target Price exceeds the greater of the Current Market Value and the Minimum Price (each as defined below). The VCRs shall mature on the Maturity Date unless otherwise extended to the Extended Maturity Date (as defined below).


FORM OF PAYMENT............  MC, at its option, may pay any amount due under the terms of the VCRs to the VCR Holders in cash or MC Common Stock valued based on the Current Market Value as defined below; except that if an Event of Default has occurred and is continuing, MC must pay the Default Amount in cash or shares of Metrocall Preferred Stock having a liquidation preference over Metrocall Common Stock in an amount equal to the Default Amount.



TARGET PRICE...............  "Target Price" means (i) at the Maturity Date,
                             $21.10 reduced but not increased by the "Index Factor", as hereinafter defined, and (ii) at the Extended Maturity Date, $25.10 reduced but not increased by the Index Factor. In each case, such Target Prices shall be adjusted upon the occurrence of any event described in the Section entitled "Antidilution" set forth below.


CURRENT MARKET VALUE.......  "Current Market Value" means with respect to the
                             Maturity Date and the Extended Maturity Date, the median of the averages of the closing bid prices on the Nasdaq NMS (or such other exchange on which such shares are then listed) of shares of MC's Common Stock, par value $.01 per share (the "Common Stock"), during each 20 consecutive trading day period that both begins and ends in the Valuation Period. "Valuation Period" means the 60 trading day period immediately preceding (and including) the Maturity Date or the Extended Maturity Date, as the case may be.


MINIMUM PRICE..............  "Minimum Price" means (i) at the Maturity Date,
                             $16.10, and (ii) at the Extended Maturity Date, $18.10. In each case, subject to adjustment upon the occurrence of any event described in the Section entitled "Antidilution" set forth below.



INDEX FACTOR...............  An Index Factor shall be calculated based upon the ratio of the relevant ending period stock prices for the Comparable Paging Company Index (the Index Factor numerator) and the initial Comparable Paging Company Index (the Index Factor denominator). The Comparable Paging Company Index shall consist of the stocks of ARCH COMMUNICATIONS GROUP, INC., MOBILMEDIA COMMUNICATIONS, INC., AND PRONET, INC., or each's successors. The initial Comparable Paging Company Index shall be equal to the median of the simple arithmetic average of closing bid prices of the index group for the 20 trading days preceding May 14, 1996 (i.e., $24.604). The ending period Comparable Company Paging Index shall be the median of the simple arithmetic average of closing bid prices of the index group as measured in the identical fashion as MC's closing bid prices during the relevant Valuation Periods preceding the Maturity


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                             Date, Extended Maturity Date, or Disposition Date,
                             as the case may be. In each case, such adjustments shall be made, as appropriate, for each company's stock prices that is included in the Comparable Paging Company Index, upon the occurrence of any event similar to that described in the "Antidilution" section below.


EARLY TERMINATION..........  If the closing bid prices of the Common Stock exceeds (i) $21.10 for any 50 calendar day period prior to the Maturity Date, or (ii) $25.10 for any 50 calendar day period between the Maturity Date and the Extended Maturity Date, then the VCRs shall immediately expire and be of no further force and effect.


MATURITY DATE; EXTENSION
  THEREOF..................  "Maturity Date" means the first anniversary of the effective time (the "Effective Time") of the merger between MC and A+ Network, Inc. ("AN") (the "Merger"); provided, however, that MC, at its option, may extend the Maturity Date to the second anniversary of the Effective Time (the "Extended Maturity Date"). MC shall exercise either such option to extend by publishing notice of such exercise in the Wall Street Journal (Eastern Edition), or if the Wall Street Journal is not then published, such other newspaper with general circulation in the City of New York, New York no later than one business day preceding the Maturity Date, as the case may be.

NO INTEREST................  Other than in the case of interest on the Default
                             Amount (as defined below), no interest shall accrue on any amounts payable to the VCR Holders pursuant to the terms of VCRs.

DISPOSITION PAYMENT........  Following the consummation of a Disposition (as defined below), MC shall pay to each VCR Holder for each VCR held by such VCR Holder an amount, if any, by which the Discounted Target Price (as defined below) exceeds the greater of (a) the fair market value (as determined by an independent nationally recognized investment banking firm) of the consideration, if any, received by holders of Common Stock for each share of Common Stock held by such holder as a result of such Disposition and (b) the Minimum Price.

DISPOSITION EVENT..........  "Disposition" means (a) a merger, consolidation or other business combination involving MC as a result of which no shares of Common Stock shall remain outstanding, (b) a sale, transfer or other disposition, in one or a series of transactions, of all or substantially all of the assets of MC or (c) a reclassification of Common Stock as any other capital stock of MC or any other person.

ACCELERATION UPON EVENT OF
  DEFAULT..................  If an Event of Default (as defined below) occurs and is continuing, either the bank or trust company acting as the trustee (the "Trustee") or VCR Holders holding at least 25% of the outstanding VCRs, by notice to MC (and to the Trustee if given by VCR Holders), may declare the VCRs to be due and payable, and upon any such declaration, the Default Amount shall become due and payable and, thereafter, shall bear interest at an interest rate of 12% per annum until payment is made to the Trustee. "Default Amount" means the amount, if any, by which the Discounted Target Price exceeds the Minimum Price.


DISCOUNTED TARGET PRICE....  "Discounted Target Price" means (a) if a
                             Disposition or an Event of Default shall occur prior to the Maturity Date, $21.10 reduced but not


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                             increased by the relevant Index Factor, discounted
                             to the Disposition Payment Date (as defined below) or the Default Payment Date (as defined below), as the case may be, at a per annum rate of 8%; or (b) if a Disposition or an Event of Default shall occur after the Maturity Date but prior to the Extended Maturity Date, $25.10 reduced but not increased by the relevant Index Factor discounted to the date of the Disposition Payment Date or Default Payment Date, as the case may be, at a per annum rate of 8%. In each case, the Discounted Target Price and the Minimum Price shall be adjusted upon the occurrence of any event described in the Section entitled "Antidilution" set forth below. "Disposition Payment Date", with respect to a Disposition, means the date established by MC for payment of the amount due on the VCRs in respect of such Disposition, which in no event shall be more than 38 days after the date on which such Disposition was consummated. "Default Payment Date" means the date on which the VCRs become due and payable upon the declaration thereof following an Event of Default.


EVENTS OF DEFAULT..........  "Event of Default", with respect to the VCRs, means any of the following which shall have occurred and be continuing; (a) default in the payment of all or any part of the amounts payable in respect of any of the VCRs as and when the same shall become due and payable following the Maturity Date or the Extended Maturity Date, the Disposition Payment Date or otherwise; (b) material default in the performance, or material breach, of any material covenant or warranty of MC,and continuance of such material default or breach for a period of 98 days after written notice has been given to MC by the Trustee or to MC and the Trustee by VCR Holders holding at least 25% of the outstanding VCRs; or
                             (c) certain events of bankruptcy, insolvency, reorganization or other similar events in respect of MC.

ANTIDILUTION...............  If MC shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the number of outstanding shares of Common Stock, MC shall correspondingly subdivide or combine the VCRs and shall appropriately adjust the Target Price, the Minimum Price and the Discounted Target Price.

TRADING....................  None of MC or any of its affiliates shall trade in shares of Common Stock during the period commencing 18 trading days before the Valuation Period and ending on the last day of the Valuation Period, except with respect to employee benefit plans and other incentive compensation arrangements.

VCR AGREEMENT..............  The VCRs will be issued pursuant to a VCR Agreement between MC and the Trustee. MC shall use its reasonable best efforts to cause the VCR Agreement to be qualified under the Trust Indenture Act of 1939, as amended.

REGISTRATION...............  The VCRs will be issued in registered form.


DIVIDENDS..................  If any dividends are paid on the MC Common Stock prior to the Maturity Date or the Extended Maturity Date, as applicable, the holders of the VCRs shall have no right to receive any such dividends.


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